Exhibit 10.23

Dated April 21, 2011

框架协议
Framework Agreement

Based on the prospect of establishing successful partnership and bringing in favorable fortune and significant financial benefits for mutual Parties, this framework agreement (hereinafter referred as this “Agreement”) is signed on ___ day of April 2011 between the following Parties (hereinafter referred as “Parties” or, individually, a “Party”):

BY AND BETWEEN:

Liaoning Huishan Holding Group Co. Ltd. (hereinafter referred as “Liaoning Huishan”)
Registered address: CA Dragon Empire, 8 North Puhe Rd. Shenbei, District, Shenyang, China
Legal Representative:
Telephone/Fax:

and

Blue Sphere Corp. (hereinafter referred as“BSC)
Registered address: 35 Asuta St. Even Yehuda, Israel 40500
Legal Representative: Mark Radom
Telephone/Fax: +972 77 535 0716/+972 2 591 6015

WHEREAS:

Liaoning Huishan, a company organized and existing under the law of P.R.C., is mainly engaged in the business of Dairy farming and production of Dairy products.

BSC, a company organized and existing under the laws of Nevada, USA, is mainly engaged in the business of greenhouse gas emissions reduction and energy production.

Liaoning Huishan has provided BSC certain information with respect to its operations and the Project (defined below) and BSC conducted a feasibility study in October 2010 on the basis of which the Parties desire to cooperate and implement a "Manure to Electricity" project (the “Project”) based on the following principles.

Now therefore the Parties have agreed as follows:

Article 1.  Legal Structure of the Parties’ Relationship

1.1 Joint Venture Establishment. Within two (2) weeks of the following events, the Parties will establish a company in China, which will be owned 51% by Liaoning Huishan and 49% by BSC (the “Company”).

(i)	selection of the technology to be deployed in all aspects of the Project;
(ii)	signing a binding emissions reduction purchase agreement with a reputable buyer for the Project’s carbon credits;
(iii)	signing a binding off-take agreement for the Project’s compost; and
(iv)	signing a power purchase agreement with the applicable state grid company.

The total capital to be invested into the Company will be 170,000,000 RMB.  The Company’s total registered capital will be 76,500,000 RMB.

1.2 Contribution of the Parties.  Subject to the other terms and conditions of this Agreement, and notwithstanding the respective ownership stakes in the Company, Liaoning Huishan will contribute 30,600,000 RMB to the Company’s total registered capital, representing 40% thereof.  BSC will contribute 45,900,000 RMB to the Company’s total registered capital, representing 60% thereof.

1.3 Amounts already Contributed. The Parties will count toward the obligation of Liaoning Huishan to contribute to the registered capital of the Company the 40,000,000 RMB, which Liaoning Huishan already invested in the land and certain other property and rights to be used for the Project provided that Liaoning Huishan supplies proof thereof reasonably satisfactory to BSC.  Liaoning Huishan has in Annex A hereto itemized and set out in detail the amounts it has invested, what it has received in exchange therefor and what and how it is contributing the same to the Company.  The Parties agree to treat this amount as a zero-interest loan that the Company will pay back to Liaoning Huishan out of funds legally available therefore and after all other obligations to third parties are paid for or funded.

1.4 Third-Party Investment.  The Parties will use their reasonable efforts to procure as soon as practicable the investment of 93,500,000 RMB from banks or other investors on terms that are acceptable to both Parties.

1.5 Company Management.  BSC will be responsible for managing the Company’s operations and Project implementation.  Liaoning Huishan will appoint the Company’s chief financial officer (or local equivalent thereof).  BSC will appoint all other officers of the Company.  The Parties agree that the Company and the Project will be managed in accordance with all applicable law, rules and regulations and, at all times, with a view toward minimizing costs and maximizing profits.

1.6 Board of Directors.  The Company’s board of directors will consist of three (3) directors, one (1) of whom will be appointed by BSC and two (2) of whom will be appointed by Liaoning Huishan.

Article 2. Project Implementation

2.1 Biomass Supply.  Liaoning Huishan hereby undertakes and commits to supply the Company for the Project, at no cost whatsoever, [enough manure, in the proper timing (on a daily basis), to accomplish the following objectives:

2.1.1 generation of __ megawatt hours of electricity
2.1.2 production of __ tons of compost
2.1.3 reduction of __ tons equivalent of carbon dioxide][all manure produced on its properties or to which it has access on a daily basis—please select which option you prefer]

2.2 Land for Project.  Liaoning Huishan hereby transfers its rights, title and interest in, to and under the land to be used as the Project site.  Liaoning undertakes and commits to sign and deliver such agreements, documents and instruments as may be helpful or necessary to effect such transfer in a prompt and commercially reasonable manner.

2.3 Power Production and Compost.

The Parties will use their reasonable efforts to cause the Company to process the manure to be supplied by Liaoning Huishan to produce electricity, heat and compost and use whatever electricity and heat are necessary for the Project and sell the remainder to third-parties.  In this connection, the Parties will cause the Company to undertake due diligence and select the most appropriate technology and other solutions for the Project.

2.4 Clean Development Mechanism and/or Alternative Emissions Reduction Scheme.  The Parties will use their reasonable efforts to register the Project for carbon credits (or their equivalent) under the Clean Development Mechanism scheme of the Kyoto Protocol and/or any applicable domestic Chinese scheme or other international scheme or protocol.

2.5 Offtake Agreements.  The Parties will use their reasonable efforts to cause the Company to enter into offtake agreements in respect of the electricity, compost and emissions reductions.

2.6 Joint Venture and Other Agreements.  After the Parties have accomplished the foregoing actions or in parallel therewith, they will use their reasonable efforts to negotiate and enter into a joint venture and other agreements as necessary to consummate the transactions contemplated hereby.

Article 3.  Confidentiality

3.1. For so long as this Agreement is in force and for five (5) years after its termination, the Parties agree to keep confidential all information marked as confidential received from the other Party and not to disclose such information without the consent of the Party.  Nor will either party use any confidential information other than for the purposes of this Agreement.

3.2. In addition, the parties will keep in strict confidence and will not use except for the purpose of implementing the Project any and all information relating to the Project, including all documents, data, technical information, business, financial and other information, written or oral, disclosed in connection with this Project or prepared by either party for the Project with the exception of documents, data and/or information that:
а) when  disclosed or subsequently, is or becomes public information (not including as a result of a breach of this Agreement);
b) was in the possession of the disclosing Party prior to its receipt from the other Party; and
с) was received from a third-party and is not subject to any limitations on its disclosure.

3.3 Notwithstanding the foregoing, the receiving Party may disclose confidential information to its counsel, technical or commercial consultants, auditors, investors, financiers and its affiliates (collectively “Consultants”) for the purpose of implementing the relevant Project on the condition that the receiving Party inform its Consultants of the confidential nature of such information and bind the Consultant to observe the provisions contained in this Article 3.

Article 4.  Term and Termination

4.1 Unless terminated earlier in accordance with the terms of this Agreement, this Agreement remains in force for the longer of the (i) so long as the Kyoto Protocol or other applicable emission reduction schemes or protocols are in force (as amended or extended), (ii) so long as there is a market for the power and/or compost to be produced by the Project or (iii) 50 years from the date hereof.

4.2 Notwithstanding anything to the contrary contained herein, either Party may terminate this Agreement by written notice to the other Party in the event of a material breach of this Agreement and the failure to cure such breach within 60 days of receipt of notice thereof.

4.3. In the event of the insolvency of the Company or any action causing the Company to be wound up and its assets being distributed amongst its creditors, shareholders and other relevant parties (if any), the Parties agree to distribute any assets remaining after creditors and other relevant parties (if any) have been paid to the extent required pro-rata to Liaoning Huishan and BSC.

Article 5.  Force Majeure

The failure to perform or delay in performance shall not constitute a breach of this Agreement if such failure or delay is caused by force majeure circumstances.  The Party that is subject to force majeure circumstances shall within 3 days of learning thereof inform the other Party in writing and supply supporting documents or evidence. Force majeure circumstances shall include events that are beyond the control of a Party or are extraordinary events that delay or render performance unfeasible or impossible.  In particular, such circumstances will include any of the following:  (a) natural calamity (e.g., lightning, earthquake, flood, mudslide, etc.), fire, accident, explosion, epidemic and quarantine; (b) military conflict, blockade, revolution, diversion, armed revolt or extraordinary events taking place in the relevant region; (c) strikes and other labour conflicts; and (d) any other event, reason or circumstance analogous to the foregoing and that is beyond the control of the Parties.

Article 6.  Amendments and Transfer

6.1 Any changes to this Agreement will be accomplished by means of supplemental written agreements between the Parties.

6.2 The Parties agree that this Agreement may not be transferred to a third party without the consent of the other Party with such consent not to be unreasonably withheld or delayed.

Article 7. Governing Law and Dispute Resolution

7.1 This Agreement is governed exclusively by the law of the P.R.C. without regard for its conflict of laws principles.  Disputes arising under this Agreement shall be referred to and finally resolved by in arbitration in Beijing.  The decision of the arbiter shall be final.  The number of arbitrators shall be three. The seat, or legal place, of arbitration shall be Hong Kong. The language to be used in the arbitral proceedings shall be English.

7.2 Each Party agrees to try to resolve all disputes and conflicts that arise between them in connection with this Agreement through timely negotiations.  If the Parties do not resolve their conflict within 90 days, such conflict may be referred to arbitration in accordance with Article 7.1 above.

Article 8.  Covenants

8.1 Each party shall render assistance in handling applications for approvals, permits and licenses and similar formalities necessary for the establishment and operation of their legal and commercial relationship.

8.2 Each party agrees to execute, on request, all other documents and instruments as the other Party shall reasonably request, and to take any actions, which are reasonably required or desirable to carry out obligations imposed under, and effect the purposes of, this Agreement.

8.3 Each party agrees to use its reasonable commercial efforts to accomplish the purpose of this Agreement and to comply with all applicable laws and regulations.

8.4 No Party shall transfer, grant any security interest over, or otherwise dispose of or give any person any rights in or over any of its shares or any beneficial interest in any of its shares, in each case, of the Company unless it is otherwise permitted or required under this Agreement or required under any financing arrangements relating to the Project.

Article 9.  Representations and Warranties

9.1 Except as otherwise stated below, each of the Parties represents and warrants to the other Parties that:

9.1.1 it possesses the full power, authority and legal right to enter into this Agreement and to perform its obligations hereunder;

9.1.2 it is not party to any agreement that prevents it from fulfilling all its obligations hereunder or that impairs or may impair any of its responsibilities or obligations hereunder;

9.1.3 all consents, approvals, authorizations and orders necessary for the execution, delivery and performance of this Agreement have been obtained;

9.1.4 the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any terms or provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, nor will such action result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it; and

9.1.5 if the co-operation of any third party (including an affiliate) is required in the performance by it of its obligations under this Agreement or any related agreement, that it has obtained or is able to obtain the binding agreement of such a third party to co-operate in the performance of this Agreement.

9.2 Prior to the first expenditure/ investment of BSC in the Project, Liaoning Huishan will provide the necessary documents that prove, to the full satisfaction of BSC, that the rights, title and interests on the Project are held and owned by the Company entirely.

Article 10. Other Conditions

10.1 The entry into and delivery of this Agreement has been approved by the management and boards of directors of each Party.

10.2 This Agreement constitutes the entire understanding between the Parties and supersedes any prior communications, representations or agreements, whether oral or in writing, regarding the same matter between them.

10.3 The unenforceability of any provision of this Agreement shall be without prejudice of the efficacy of the remaining provisions. Any unenforceable provision shall be replaced by such enforceable provisions as comes nearest in its commercial effect to the unenforceable provision and the mutual will of the Parties.

10.4 This Agreement is binding on, and inures to the benefit of, each Party’s respective permitted successors and assigns.

10.5 The Parties to this Agreement are not in partnership with each other and there is no relationship of principal and agent between them.

10.6 Subject to the following sentences in this Article 10.6, the Parties agree to coordinate in advance the form and substance of any public notice, publication or announcement relating to the Project.  The Parties acknowledge that BSC is subject to the reporting requirements of the U.S. Securities and Exchange Act of 1934, as amended.  As such, BSC will be entitled to make and file all required reports, notices and other announcements with the U.S. Securities and Exchange Commission and other regulatory authorities in the United States without any advance notice, consent or coordination of the other Parties hereto.

Article 11. Notice

All official notices, requests and other communications relating to this Agreement shall be in writing in English and will be considered received on the date of their dispatch (if delivered personally) or the date of their receipt (if sent by courier, fax or electronic mail).

IN WITNESS WHEREOF, this Agreement is executed by each party by its duly authorized representative on the date set forth above.

Liaoning Huishan Holding Group Co. Ltd.

Name:
Title:

Blue Sphere Corporation

Name:
Title: